April 2008 Pricing Sheet dated April 3, 2008 relating to Preliminary Terms No. 606 dated April 3, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS based on the Value of the S&P 500® Index due May 11, 2009
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – APRIL 3, 2008
Issuer:	Morgan Stanley
Maturity date:	May 11, 2009
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	April 3, 2008
Original issue date:	April 10, 2008 (5 business days after the pricing date)
Aggregate principal amount:	$3,289,000
Interest:	None
Underlying index:	S&P 500® Index (the “S&P 500 Index”)
Payment at maturity per Buffered PLUS:	▪	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 5% from the initial index value: $1,000
	▪	If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 5% from the initial index value:
$1,000 + [$1,000 x (index return + 5%) x downside factor]
This amount will be less than the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x upside leverage factor x index return
Upside leverage factor:	200%
Buffer amount:	5%
Downside factor:	1.0526
Index return:	(final index value – initial index value) / initial index value
Maximum payment at maturity:	$1,198.50 (119.85% of the stated principal amount).
Minimum payment at maturity:	None
Initial index value:	1,369.31, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	May 7, 2009, subject to adjustment for non-index business days and certain market disruption events.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	6174465P0
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1	$999
Total	$3,289,000	$3,289	$3,285,711
(1)     For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard &Poor’s®,” “S&P®,” “S&P 500®” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI Inc. and has been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 606 dated April 3, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.